Exhibit 4.32

Lease Agreement

Lessor: Zhejiang Fengfan Electrical Accessories Co., Ltd. (Party A)

Leasee: Zhejiang Jingyuxin Financing Guarantee Co., Ltd.(Party B)

Article 1 Property

Party A’s office building: 48th floor of Baiguan Square, Baiguan Street, Shangyu District, Shaoxing City, with an area of 1,700 square meters.

Article 2 Purposes Of Lease

1. Party B rents the property for use as its business office, business marketing and supporting property. Without the written consent from Party A, Party B may not change the purpose and cannot use the leased property to engage in violation activities.

2. Without the written consent from Party A, Party B cannot sublet to a third party

3. If Party B changes the purpose of the property or sublet it to a third party without authorization, Party A has the right to terminate the agreement in advance.

Article 3 Lease Term

The lease term is from May 1, 2020 to April 30, 2022.

Article 4 Lease Fees And Payment Methods

1. Rental cost: 880,000 yuan / year (including tax).
2. Lease term: After the agreement is signed, it will be paid every six months. The first payment: before April 20, the payment of rent including tax is 440,000 yuan, before 2020.10.20, the payment of rent including tax is 440,000 yuan.

Article 5 Other Expenses During The Lease

1. Party B shall bear all operating expenses.

2. Other expenses such as property management fees for leased property, maintenance and repair costs for shared areas, and public utilities for hydropower, etc., shall be borne by Party B by area.

3. The maintenance fee shall be borne by Party B.

4. Party B shall bear all taxes arising from renting property.

Article 6 Property Delivery And Acceptance

The rental area is a finely decorated.

Article 7 Repair of Leased Property

Without the consent from Party A, Party B shall not destroy/alter the decorated parts and the property structure.

Article 8 Return of Leased Property

Party B returns the leased property at the end of the lease period or midway and Party B should move out within ten days.

The internal and external walls, ground, doors and windows of the rental property shall be owned by Party A, and shall be returned to Party A along with the rental property.

Article 9 Maintenance And Insurance of Leased Property

1. During the use process, Party B bears the responsibility and cost for the maintenance of the property except the original main structure.

2. Party B shall bear the fire insurance obligation for the property of the leased property.

Article 10 Liability For Breach Of Contract

1. If Party B is late for fees and payments and utility bill, it shall bear all cost and penalty fee; Party A has the right to cut off all utilities if payment is delayed and Party B shall bear all costs occurred.

2. Party B shall return all leased property when the contract is due and will bear all penalty fee if any failure of such return.

3. Any earlier termination of the contract due to default by Party B or termination by Party B will results in Party A’s confiscation of all immovable decorations on the property.

4. Party A has the right to terminate the contract or to end utilities supply due to default by Party B and Party B shall bear any cost occurred by its such default.

Article 11 Special Agreement

1. If the contract cannot be performed due to any force majeure, Party A will refund Party B’s deposit and unexpired rent.
3. During the lease term, if Party B fails to continue maintaining the business due to objective reasons, it can terminate the contract by written notice three months in advance.

Article 12 Resolution of Disputes

If the friendly negotiation or mediation between the two parties fails, either party may file a lawsuit in the People’s Court where the rental property is located.

Article 13 Contract Entry Into Force And Change

1. The contract shall become effective from the date that both parties seal or sign.

2. Matters not covered in this contract can be changed or supplemented through mutual agreement which, after the signature and seal of both parties, shall have the same legal effect.

3. This contract is made in duplicate and each party holds one copy, which has the same legal effect.

Party A: Zhejiang Fengfan Electrical Accessories Co., Ltd.
Legal representative: Zhu Jialin
Tel:
Date: 2020.04.07

Party B: Zhejiang Jingyuxin Financing Guarantee Co., Ltd.
Legal representative or Authorized representative:
Tel:
Date: 2020.04.07

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